Exhibit 99.1

Mojo Ventures, Inc. Announces Corporate Restructuring

HOLBROOK, N.Y., Oct. 4, 2011 – Mojo Ventures, Inc. (OTC: MOJO) (“Mojo” or the “Company”) today announced that it intends to undertake a corporate restructuring in which it will focus its activities on the continued development of its Dispensing Cap Technology and its Pinch zero-calorie natural and organic sweetener, as well as other marketing and branding opportunities.  The Company will spin off its other products in development to the former stockholders of Mojo’s subsidiary, Specialty Beverage and Supplement, Inc. (“SBSI”).

Mojo acquired SBSI in May 2011 in a reverse merger transaction in which the stockholders of SBSI exchanged all of their SBSI stock for shares of Mojo common stock and in which Mojo issued additional shares of its common stock to holders of SBSI debt in satisfaction of that debt.

In the restructuring, SBSI will assign the Dispensing Cap and Pinch assets (including all related intellectual property (patent pending and trademarks)) to a new wholly owned subsidiary of Mojo, and Mojo will transfer all of the shares of SBSI to the pre-reverse-merger stockholders of SBSI in exchange for their surrender of all of their shares of Mojo stock.  SBSI will retain all of its other assets and all liabilities, including the Company’s principal office and distribution facilities in Holbrook, New York, as well as Mojo’s other subsidiary, Graphic Gorilla LLC.

Concurrently, the current officers and directors of Mojo will resign and a new management team will be appointed.

The restructuring is anticipated to be completed by October 15, 2011, subject to approval of the former SBSI stockholders.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements. These statements are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “proposes”, “may”, “could”, “should”, “anticipates”, “estimates”, “likely”, “possible”, “potential”, “believes” and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information and assumptions of management.  There can be no assurance that the corporate restructuring described above will be successfully completed or that the Dispensing Cap Technology and Pinch sweetener will be successfully developed and marketed.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to establish the technical and managerial infrastructure, and to raise the required capital, to successfully develop and market its planned products, as well as future economic conditions and competition.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.  The Company disclaims any obligation to update publicly any such forward-looking information, whether as a result of new information, future events or otherwise, other than as expressly required by applicable securities laws.